030 Putnam New York Tax Exempt Income Fund attachment
5/31/04 Semi-annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds period ended May 31, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $23,657.

72DD1 (000s omitted)

Class A	26,557
Class B	2,509
Class C	170

72DD2 (000s omitted)

Class M	69

73A1

Class A	0.1828
Class B	0.1533
Class C	0.1468

73A2

Class M	0.1694

74U1 (000s omitted)

Class A	142,299
Class B	14,674
Class C	1,097

74U2 (000s omitted)

Class M	378

74V1

Class A	8.69
Class B	8.67
Class C	8.68

74V2

Class M	8.69